UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2013

ATLANTIC COAST FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	001-35072	65-1310069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10151 Deerwood Park Blvd., Building 200, Suite 100, Jacksonville, FL 32256
(Address of principal executive offices)

(800) 342-2824
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2013, the Board of Directors of Atlantic Coast Financial Corporation (the “Company”) appointed James D. Hogan, 68, as a director of the Company and its wholly owned subsidiary, Atlantic Coast Bank, in the class of directors with a term expiring at the Company’s 2015 Annual Meeting of Stockholders. Additionally, on September 25, 2013, the Board of Directors appointed Mr. Hogan as the Company’s interim Chief Financial Officer. Each of Mr. Hogan’s appointment as a director and interim Chief Financial Officer is contingent upon receipt of regulatory non-objection from the Office of the Comptroller of the Currency and the Federal Reserve Bank of Atlanta.

Prior to joining the Company, Mr. Hogan served as Executive Vice President and Chief Financial Officer of Customers Bancorp, Inc. from October 2012 to August 2013, and as Customers Bank’s Executive Vice President and Director of Enterprise Risk Management from June 2010 to October 2012. From May 2005 to June 2010, he was retired and did some private consulting. From April 2001 to May 2005, Mr. Hogan was Chief Financial Officer and Executive Vice President of Sovereign Bancorp, Inc. Prior to Sovereign, he was Executive Vice President and Corporate Controller of Firstar Bancorp (now US Bancorp) from October 1987 through April 2001. Mr. Hogan passed the CPA examination in 1970 and kept an active license as a Certified Public Accountant through 2005. From 1970 through 1976 he was a bank audit specialist with Coopers and Lybrand and was the Controller of The Idaho First National Bank (West One Bank) from 1976 through 1987. Mr. Hogan graduated from Miami University in 1970 with a B.S. in Accounting.

Mr. Hogan will receive an annual base salary of $150,000 as well as reimbursement for his temporary living expenses in Jacksonville, Florida. As of the date of this report, Mr. Hogan held no securities in the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC COAST FINANCIAL CORPORATION

By:	/s/ Thomas B. Wagers, Sr.
Name:	Thomas B. Wagers, Sr.
Title:	Interim President, Chief Executive Officer
and Chief Financial Officer

Date: September 27, 2013